Exhibit 5.1

OPINION AND CONSENT OF ARNOLD & PORTER LLP

Arnold & Porter LLP
555 Twelfth Street, NW
Washington, DC 20004-1206

March 30, 2010

Board of Directors
Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

Re:	Registration Statement of Form S-3

Ladies and Gentlemen:

We have represented Bank of Hawaii Corporation, a Delaware corporation (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued or sold pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In connection with rendering the opinions set forth in this letter, we have examined such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E. We have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the general corporation law of the State of Delaware and the Company’s Certificate of Incorporation , as amended, and Bylaws, as amended.

F. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

G. With respect to any Common Stock held as treasury shares that may be offered, our opinion is also subject to the assumption that such shares had been validly issued before they were acquired by the Company and became treasury shares, and we have assumed that certificates evidencing the Common Stock have been duly countersigned by the applicable registrar and transfer agent.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the Shares, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This letter is given for the sole benefit and use of the Company and does not address any matters other than those expressly addressed herein. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP
Arnold & Porter LLP